Exhibit 2.1
BlueCrest
Blue Crest Venture Finance Master Fund Limited
January 28, 2009
VIA FACSIMILE AND
          FEDERAL EXPRESS
Bioheart, Inc.
13794 NW 4th Street, Suite 212
Sunrise, FL 33325
RE:     Notice of Event of Default under Loan and Security Agreement
Dear Sir or Madam:
We refer to the Loan and Security Agreement, dated as of May 31, 2007 as amended from time to time (as amended, the “Agreement”), between BlueCrest Venture Finance Master Fund Limited, as assignee of BlueCrest Capital Finance, L.P. (“Lender”) and Bioheart, Inc. (“Borrower”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.
Borrower has failed to pay principal and interest, in the amount of $180,660.87, due in respect of the Term Loan on January 1,2009 under the terms of Agreement and the Promissory Note dated May 31, 2007 (the “Note”) in favor of Lender. The foregoing constitutes an Event of Default under Section 8.1(a) of the Agreement.
This letter is notice that Lender has declared an Event of Default under the Agreement, and that, unless such payment is made immediately, together with a 2% late fee of $3,613.22 pursuant to Section 3.1 of the Agreement, it intends to terminate the Agreement effective as of 5 p.m. Eastern time on January 30, 2009 (the “Termination Date”). Effective at such time on the Termination Date, all Loans under the Agreement will become due and payable, and will begin to accrue interest at the default rate provided in Section 3.1 of the Agreement. Please remit payment in the amount of $ 184,274.09 to Lender in accordance with the following payment instructions as soon as possible:

Receiving Bank ID:	021000018
Receiving Bank:	The Bank of New York, New York
Beneficiary Bank Name:	The Bank of New York, Brussels
Beneficiary Bank ID:	IRVTBEBB
Account#:	8900285451
Account Name:	BLUECREST VENTURE FINANCE MASTER FUND LIMITED
Reference:	ACCT 357025 BLUECREST VEN FIN MST (this MUST BE included)
Address (Brussels):	35 Avenue des arts,
1040 Brussels, Belgium
IBAN Number:	BE79519357025033
Effective as of such time on the Termination Date, if the foregoing payment is not received, Lender shall be entitled to exercise all of its rights which arise under the Agreement and the Other Agreements upon the occurrence of an Event of Default which is then continuing.

BlueCrest
Blue Crest Venture Finance Master Fund Limited
This notice is given without prejudice to any other rights of Lender under the Agreement, any of the Other Agreements or at law to seek recovery of all of Borrower’s Liabilities owing to Lender.
BLUECREST VENTURE FINANCE MASTER FUND LIMITED
     acting through its duly appointed agent and
     investment manager, BlueCrest Capital Management LLP